Exhibit 10.1

STRATEGIC PARTNERSHIP AGREEMENT

This agreement is made the 28th day of February, 2015, between New Jersey Mining Company, an Idaho corporation, of 201 N. 3rd Street, Coeur d’Alene, Idaho (“New Jersey”), Juniper Resources LLC, an Idaho limited liability company of 976 E. Parkcenter Blvd. #365, Boise, Idaho (“Juniper”), and its affiliates Juniper Mining Company LLC, an Idaho limited liability company of 976 E. Parkcenter Blvd. #365, Boise, Idaho (“Juniper Mining”), and Gold Hill Reclamation and Mining Inc., an Idaho Corporation of 5319 S. Apple St. Boise, Idaho (“Gold Hill”) (collectively hereinafter referred to as the “Parties”).

RECITALS

Whereas, New Jersey is an exploration mining and milling company located in the Silver Valley mining region of North Idaho with interests in several mining properties, and Juniper and Gold Hill are recognized to have extensive experience in the development of underground mining and resource extraction;

Whereas, the New Jersey and Marathon Gold Joint Venture leased a portion of the Golden Chest Project to Juniper who later assigned that lease to Gold Hill, an affiliated company;

Whereas, New Jersey is a co-holder of an NSR royalty on the Golden Chest Mine while operated by Gold Hill under the Golden Chest Mining Lease;

Whereas, Juniper controls approximately 85% of Gold Hill’s interest in the Golden Chest Mining Lease;

Whereas, Gold Hill also signed a Milling Agreement with New Jersey Mining, under which New Jersey provides milling services;

Whereas, Juniper engaged Juniper Mining, which is an affiliated company, to provide engineering and technical management services on various mining projects;

Whereas, New Jersey derives significant income from its business relationships with Juniper, Juniper Mining, and Gold Hill (Juniper, Juniper Mining and Gold Hill are hereinafter collectively referred to as the “Juniper Group”);

Whereas, because of the aforementioned relationships, the members of the Juniper Group may be considered affiliates of New Jersey pursuant to federal securities laws that define the term “affiliate” and the progeny of cases thereunder; and

Whereas, in recognition of the ongoing contractual and collaborative relationships between the Parties and their continued interdependence, the Parties desire to enter into a Strategic Partnership in order to foster future economic growth.

In consideration of the mutual covenants contained in this agreement, it is agreed as follows:

ARTICLE I. MUTUAL PROMOTION OF THE STRATEGIC PARTNERSHIP

Each of the Parties will make a good faith commercially reasonable effort to further promote and foster the Strategic Partnership in considering the development of future mining projects and potential mutually beneficial transactions keeping the other party’s interest in mind. Specifically, the Parties shall coordinate potential business opportunities that will promote the Strategic Partnership and will foster the continued relationship between the Parties.

ARTICLE II. TERM

This agreement will remain in effect until terminated by one of the Parties. A party may terminate this agreement at any time by giving at least 30 days notice to the other.

ARTICLE III. COORDINATION

A contact person for each party will coordinate the efforts of that party under this agreement. The initial contact persons are as follows:

[Intentionally Omitted]

A party’s contact person may be changed at any time by giving notice of the change to the other party. The notice must include the name and contact information for the new contact person. The contact person for each party must be available at reasonable times and on reasonable notice to meet with, converse with, or otherwise communicate with the contact person for the other party regarding issues arising under this agreement.

ARTICLE IV. RELATIONSHIP OF PARTIES

This agreement does not create a joint venture, partnership, or principal-agent relationship between the Parties, and nothing in this agreement may be used to imply such a relationship. Neither party has the right, power, or authority to obligate or bind the other in any manner unless authorized in writing by the other party in a specific instance. By entering into this agreement the Parties do not intend to share profits or losses arising from the mining of ore from the Skookum Shoot, to co-own a business or any property, or to create a taxable entity under I.R.C. § 761(a). The Parties must report the income and expenses arising out of the processing of ore from the Skookum Shoot on their own income tax returns, and any expense incurred by a party in promoting the product of the other party must be treated as an expense of promoting the product of the party incurring the expense. No employees of a party are under the control, management, or supervision of the other and are not intended to be employees of the other for purposes of any federal, state, or local laws or regulations including, but not limited to, those covering unemployment insurance, employment taxes, and workers’ compensation. Employees of one party are also not intended to be employees of the other party for purposes of fringe benefits provided to employees of the other party.

ARTICLE V. INTELLECTUAL PROPERTY

This agreement does not give either party any ownership right or interest in the other party’s trade name, trademarks, copyrights, patents, trade secrets, know-how, proprietary data, confidential information, or other intellectual property. Each party agrees to comply with the instructions of the other regarding the use of the other party’s intellectual property in the promotion of the other party.

ARTICLE VI. CONFIDENTIAL INFORMATION

Each of the Parties agrees that it may, from time to time, exchange Confidential Information in order to evaluate and consider new opportunities for business collaboration or cooperation. In writing executed by both Parties, the Parties may also choose to enter into an agreement that binds one or the other under a confidentiality agreement with a third party. Under such circumstances, the Parties agree to keep and hold such Confidential Information according to the terms of any relevant third party confidentiality agreement. The Parties further agree that when bound under a third-party confidentiality agreement, that each will make use of the Confidential Information solely for the purpose of evaluating the business opportunity referenced. Such cooperation under a third-party confidentiality agreement also constitutes an agreement not to circumvent the other party in acting on the opportunity at hand. Under such circumstances, Parties will not contact, contract with, or make any other agreements with such third party for any unilateral opportunities without the prior written approval of the other party.

§ 6.1 Definition

“Confidential Information” means all information that has been developed by one of the Parties (the “Owner”), which that party considers valuable, proprietary, and confidential and which is disclosed to the other party (the “Recipient”). For this purpose, the “Recipient” includes employees or agents of the Recipient. Confidential Information includes all materials, notes, analyses, compilations, studies, or other physical or electronic documents, whether prepared by the Owner or by others, to the extent that such documents contain, reflect, or are otherwise based in whole or in part on Confidential Information. Confidential Information does not include any information, or any portion of any document based thereon, that: (a) was known to the Recipient at the time of its disclosure by the Owner; (b) was or becomes generally available to the public other than as a result of a disclosure by the Recipient; or (c) was or becomes available to the Recipient on a nonconfidential basis from a source other than the Owner, provided that such source is not, to the Recipient’s knowledge, subject to a confidentiality obligation with respect to such information.

§ 6.2 Limitations on Disclosure

The Recipient must follow commercially reasonable procedures to maintain the confidentiality of the Owner’s Confidential Information and may not disclose, reproduce, or otherwise discuss or make available all or any part of the Confidential Information in any form to any person or entity at any time. However, the Recipient may disclose all or any part of the Confidential Information to its employees and agents on a need-to-know basis relating solely to the performance of this agreement. The Recipient must inform each of its employees and agents to whom the Confidential Information is disclosed of the nature of the information and must require them to treat such information confidentially. At the request of the Owner, the Recipient must obtain confidentiality agreements in a form approved by the Owner from each of its employees and agents to whom the Confidential Information is disclosed. If the Recipient is requested or ordered to disclose all or any part of the Confidential Information in any judicial or administrative proceeding, the Recipient must give the Owner prompt written notice of such request or order so that the Owner may take appropriate lawful preventive action. If the Recipient is nonetheless compelled to disclose all or any part of the Confidential Information, it may do so without liability under this agreement so long as it uses its best efforts to obtain assurances that confidential treatment will be accorded to such information.

§ 6.3 Limitations on Use

The Recipient may not use the Confidential Information for any purpose other than the performance of this agreement.

§ 6.4 Return or Destruction

Upon the request of the Owner, the Recipient must promptly return all copies of Confidential Information furnished by the Owner, and must promptly destroy other Confidential Information, including all copies of notes, analyses, compilations, studies, or other physical or electronic documents prepared by the Recipient. Each party’s Confidential Information must be returned or destroyed promptly following the termination of this agreement.

ARTICLE VII. NON-SOLICITATION OF PERSONNEL

Each of the Parties agrees not to hire or engage in any attempt to hire employees of the other party during the term of this agreement and for a period of one year following its termination, without the express written consent of the other party. Likewise, each of the Parties agrees not to engage or attempt to engage the other party’s independent contractors during that period of time without the express written consent of the other party.

ARTICLE VIII. REMEDIES

Each of the Parties agrees that monetary damages will not be a sufficient remedy for any breach of the sections of this agreement relating to confidential information and non-solicitation of personnel. Accordingly, a party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Parties each further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

ARTICLE IX INDEMNIFICATION

Each of the Parties agrees to indemnify and hold harmless the other from and against all claims, demands, obligations, and liabilities of any nature whatsoever (collectively a “Claim”), and all related costs and expenses (including reasonable attorneys’ fees), resulting solely and directly from the indemnifying party’s breach of this agreement or the indemnifying party’s negligence or willful misconduct in exercising its rights or performing its duties under this agreement. Each party agrees to give the other prompt written notice of any Claim as to which the party believes it may be entitled to indemnification. The indemnifying party has the right to defend against any Claim with counsel of its own choosing and to settle or compromise the Claim as it deems appropriate. But the other party must cooperate with the indemnifying party in the defense of the Claim.

ARTICLE X. MISCELLANEOUS PROVISIONS

§ 10.1 Binding Effect

The provisions of this agreement are binding upon and will inure to the benefit of the successors and assigns of the Parties.

§ 10.2 Notice

Any notice or other communication required or permitted to be given under this agreement must be in writing and mailed by certified mail, return receipt requested, postage prepaid, addressed to the contact person for the party to be notified or to whom the communication is directed. All notices and other communications will be deemed to be given at the expiration of three days after the date of mailing, unless the contact person acknowledges receipt prior to that time.

§ 10.3 Litigation Expense

If there is a default under this agreement, the defaulting party must reimburse the nondefaulting party for all costs and expenses reasonably incurred by the nondefaulting party in connection with the default, including attorneys’ fees. Additionally, if a suit or action is filed to enforce this agreement or with respect to this agreement, the prevailing party is entitled to reimbursement from the other party for all costs and expenses incurred in connection with the suit or action, including reasonable attorneys’ fees at the trial level and on appeal.

§ 10.4 Waiver

No waiver of any provision of this agreement may be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

§ 10.5 Applicable Law

This agreement will be governed by and must be construed in accordance with the laws of the State of Idaho.

§ 10.6 Entire agreement

This agreement constitutes the entire agreement between the Parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the Parties. No supplement, modification, or amendment of this agreement will be binding unless executed in writing by both Parties.

NEW JERSEY MINING COMPANY	JUNIPER RESOURCES, LLC
By: /s/ R. Patrick Highsmith	By: /s/ Ron Guill
R. Patrick Highsmith, President	Ron Guill,

JUNIPER MINING COMPANY, LLC	GOLD HILL RECLAMATION AND MINING INC.
By: /s/ Ron Guill	By: /s/ Ron Guill
Ron Guill,	Ron Guill,

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